Exhibit 32.0
SECTION 1350 CERTIFICATION
Each of the undersigned hereby certifies in his or her capacity as an officer of Banc of California, Inc. (“the Company”) that this Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 2023 fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

Date:	August 7, 2023	/s/ Jared Wolff
Jared Wolff
Chairman, President and Chief Executive Officer (Principal Executive Officer)

Date:	August 7, 2023	/s/ Joseph Kauder
Joseph Kauder
Executive Vice President, Chief Financial Officer (Principal Financial Officer)